Exhibit 99.1

FOR IMMEDIATE RELEASE

PROTECTIVE ANNOUNCES RECORD 2007 EARNINGS

BIRMINGHAM, Alabama (February 7, 2008) Protective Life Corporation (NYSE: PL) today reported results for 2007.

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Net income increased 2.8% to a record $4.05 per diluted share, compared to $3.94 per share in 2006. Net income for the fourth quarter was $0.85 per diluted share compared to $1.19 per share in the fourth quarter of 2006. Included in the current quarter’s net income were net realized investment losses of $0.08 per share, compared to net realized investment gains of $0.28 per share in the same period last year. For the year, net income included net realized investment gains of $0.06 per share compared to net realized investment gains of $0.55 per share in 2006.

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Operating income in 2007 was a record $3.99 per diluted share, up 17.7% compared to $3.39 per share in 2006. Operating income for the fourth quarter was $0.93 per diluted share compared to $0.91 per share in the fourth quarter of 2006. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains (losses) and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer stated,

“In a year that presented some significant challenges for the financial services industry, we are pleased to announce record net and operating earnings for 2007.  Contributing to these results were record pre-tax operating earnings in our Life Marketing, Acquisitions and Asset Protection segments, record sales in our Annuities segment, improved spreads in our Stable Value Products segment, and very solid performance in our investment portfolio.

We have a strong balance sheet, a quality investment portfolio, competitive products and access to some of the best distribution systems in the industry.  We believe we are well positioned to weather the current challenging environment in 2008.  Our plan for the year is to continue to grow our core segments and build a foundation for accelerating growth and improving returns on capital in 2009 and beyond."

FINANCIAL HIGHLIGHTS

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Life Marketing pretax operating income increased 8.6% to $189.2 million in 2007 compared to $174.2 million in 2006. Pretax operating income in the fourth quarter of 2007 was $46.1 million, a 10% increase compared to $41.9 million in the prior year’s quarter. Life Marketing sales were $228.8 million for 2007 compared to $227.6 million in 2006. Life Marketing sales were $51.7 million in the fourth quarter of 2007 compared to $49.6 million in the prior year’s quarter.

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Pretax operating income in 2007 for the Acquisitions segment was $129.2 million compared to $104.5 million in 2006. Pretax operating income in the fourth quarter of 2007 was $35.8 million compared to $33.6 million in the prior year fourth quarter.

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Annuity sales were $1.7 billion in 2007, an increase of 38.8% over the record level of sales in the prior year. Pretax operating income in 2007 for the Annuities segment was $23.1 million compared to $24.6 million in 2006. In the current quarter, pretax operating income was $4.3 million compared to $8.4 million in the fourth quarter of 2006.

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The Stable Value Products segment reported pretax operating income in 2007 of $50.2 million compared to $47.1 million in 2006.  Pretax operating income was $12.6 million in the fourth quarter of 2007 compared to $12.5 million in the same period last year.

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The Asset Protection segment reported record pretax operating income in 2007 of $41.6 million compared to $9.8 million in 2006. The Asset Protection segment reported pretax operating income of $10.0 million in the fourth quarter of 2007 compared to $6.6 million in the same period last year.

•	As of December 31, 2007, the Company’s assets were approximately $41.7 billion, compared to $39.8 billion at year-end 2006, an increase of 4.9%.

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As of December 31, 2007, share-owners’ equity per share, excluding accumulated other comprehensive income, was $36.17 compared with $32.88 a year ago. Share-owners’ equity per share, including accumulated other comprehensive income, was $35.02 compared with $33.06 a year ago.

•	Operating income return on average equity for the twelve months ended December 31, 2007 was 11.8%.

•	Net income return on average equity for the twelve months ended December 31, 2007 was 11.9%.

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At December 31, 2007, below investment grade securities were less than 4% of invested assets, and problem mortgage loans and foreclosed properties were 0.2% of the commercial mortgage loan portfolio.  As of year end, the total market value of securities that were supported by collateral that is classified as sub-prime was $89.9 million, or 0.3% of total invested assets.  $88.2 million or 98.1% of these securities were rated AAA.  At year end the securities supported by collateral classified as Alt-A totaled $274.5 million, or 0.9% of invested assets.

2008 GUIDANCE

Based on current information, Protective expects 2008 operating income per diluted share to be between $3.80 and $4.20. Protective’s 2008 guidance excludes any reserve adjustments or unusual or unpredictable benefits or charges that might occur during the year. The 2008 guidance range is based upon many assumptions, including but not limited to:  the expected pattern of financial results of life insurance business written under our capital markets securitization structure; the ongoing impact of the ordinary course run-off of older policies; competitive pressures on pricing in our term life insurance business; and our view and expectations as to the likely effect of the interest rate environment on our business (including our view and expectations of credit spreads, the yield curve, and the volume of prepayments and income from both our securities portfolio and our participating mortgage loan portfolio).  The 2008 guidance also assumes that Life Marketing mortality will be consistent with 2007 results.  Investment income from extraordinary sources (primarily participating mortgage loan income and prepayment fees) is expected to decline in 2008 compared to 2007 levels, but is assumed to be replaced by higher levels of investment income from the remaining investment portfolio.  Assumed in 2008 guidance is a $.07 per share charge for extinguishment of debt related to expected refinancing of the nonrecourse funding obligations supporting our excess regulation XXX term insurance reserves.  The 2008 guidance range also assumes no further positive or negative unlocking of deferred policy acquisition costs (“DAC”) or adjustments to value of businesses acquired (“VOBA”), and diluted weighted average shares outstanding of 71.7 million.

The Company’s actual experience in 2008 will almost certainly differ from the expectations described above, due to a number of factors including, but not limited to, the risk factors set forth under “Forward Looking Statements” below and in the Company’s most recent Form 10-K and Form 10-Q, significant changes in earnings on investment products caused by changes in interest rates and the equity markets, DAC and VOBA amortization; and changes in our effective tax rate that are difficult to anticipate or forecast.

For information relating to non-GAAP measures (operating income, share-owners’ equity per share excluding other comprehensive income, operating return on average equity, and net income return on average equity) in this press release, please refer to the disclosure at the end of this press release. All per share results used throughout this press release are presented on a diluted basis, unless otherwise noted.

FOURTH QUARTER AND FULL YEAR CONSOLIDATED RESULTS

($ in thousands; net of income tax)	4Q2007	4Q2006	2007	2006

Operating income	$66,567	$65,371	$285,516	$242,639
Realized investment gains (losses) and
related amortization, net of certain
derivative gains (losses)	(5,681)	19,811	4,050	38,922
Net Income	$60,886	$85,182	$289,566	$281,561

($ per share; net of income tax)	4Q2007	4Q2006	2007	2006

Operating income	$0.93	$0.91	$3.99	$3.39
Realized investment gains (losses) and
related amortization
Investments	0.16	0.05	(0.01)	0.75
Derivatives	(0.24)	0.23	0.07	(0.20)
Net Income	$0.85	$1.19	$4.05	$3.94

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

OPERATING INCOME (LOSS) BEFORE INCOME TAX
($ in thousands)
	4Q2007	4Q2006	2007	2006

LIFE MARKETING	$46,098	$41,913	$189,186	$174,189
ACQUISITIONS	35,809	33,610	129,247	104,534
ANNUITIES	4,340	8,403	23,051	24,645
STABLE VALUE PRODUCTS	12,583	12,500	50,231	47,073
ASSET PROTECTION	10,048	6,570	41,559	9,811
CORPORATE AND OTHER	(6,236)	(2,807)	(3,417)	11,776
	$102,642	$100,189	$429,857	$372,028

In the Life Marketing and Asset Protection segments, pretax operating income equals segment income before income tax for all periods. In the Acquisitions, Annuities, Stable Value Products, and Corporate & Other segments, operating income excludes realized investment gains (losses) and related amortization as set forth in the table below.

($ in thousands)	4Q2007	4Q2006	2007	2006

Operating income before
income tax	$102,642	$100,189	$429,857	$372,028
Realized investment gains (losses)
Stable Value Contracts	885	784	1,394	1,161
Acquisitions	(2,179)	12,632	4,266	28,716
Annuities	557	(223)	2,008	4,697
Corporate and Other	(6,648)	18,638	2,614	37,247
Less: periodic settlements on derivatives
Corporate and Other	195	77	821	2,737
Related amortization of DAC and VOBA
Annuities	723	(314)	1,149	2,428
Acquisitions	437	1,590	2,081	6,776
Income before income tax	$93,902	$130,667	$436,088	$431,908

Income before income tax (which, unlike operating income before income tax, does not exclude realized gains (losses) net of the related amortization of DAC and VOBA and participating income from real estate ventures) for the Acquisitions segment was $131.4 million for 2007 and $126.5 million for 2006 and $33.2 million for the fourth quarter of 2007 and $44.7 million for the fourth quarter of 2006. Income before income tax for the Annuities segment was $23.9 million for 2007 and $26.9 million for 2006 and $4.2 million for the fourth quarter of 2007 and $8.5 million in the fourth quarter of 2006. Income before income tax for the Stable Value segment was $51.6 million for 2007 and $48.2 million for 2006 and $13.5 million for the fourth quarter of 2007 and $13.3 million for the fourth quarter of 2006. Income before income tax for the Corporate & Other segment was ($1.6) million for 2007 and $46.3 million for 2006.  Fourth quarter results for 2007 and 2006 were ($13.1) million and $15.8 million respectively.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SALES

The table below sets forth business segment sales for the periods shown:

($ in millions)
	4Q2007	4Q2006	2007	2006

LIFE MARKETING	$51.7	$49.6	$228.8	$227.6
ANNUITIES	411.5	401.1	1,666.4	1,200.9
STABLE VALUE PRODUCTS	203.8	60.2	926.6	433.9
ASSET PROTECTION	124.4	140.5	552.3	535.6

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING:  Fourth quarter pretax operating income for the Life Marketing segment was $46.1 million compared to $41.9 million for the fourth quarter of 2006. The increase is primarily attributable to favorable mortality of $6.6 million offset by $4.0 million of investment income that shifted to Corporate & Other related to the completion of the AXXX securitization in the third quarter of 2007. Life Marketing mortality was $12.2 million favorable in 2007.  Pretax operating income for the segment was $189.2 million for the full year, an increase of 8.6% over the prior year.  2007 results were favorably impacted by a $15.7 million gain on the sale of Matrix Direct.

Life insurance sales in the fourth quarter of 2007 and for the full year of 2007 were $51.7 million and $228.8 million, respectively. Term insurance sales in the current quarter were $31.5 million compared to $32.6 million in the prior year’s quarter.  Universal life insurance sales in the fourth quarter of 2007 were $20.1 million compared to $17.0 million in the prior year’s quarter.

ACQUISITIONS:  Pretax operating income in the Acquisitions segment was $35.8 million for the fourth quarter of 2007 compared to $33.6 million in the fourth quarter of 2006. Pretax operating income for the full year was $129.2 million compared to $104.5 million for 2006. For the full year, pretax operating income for the segment increased 23.6%, primarily due to the acquisition of the Chase Insurance Group block of business in July 2006.

ANNUITIES:  Pretax operating income was $4.3 million in the fourth quarter of 2007 compared to $8.4 million in the fourth quarter of 2006. For the full year, pretax operating income in the Annuities segment was $23.1 million, down 6.5% compared to $24.6 million in 2006. Earnings were reduced $4.0 million and $3.3 million for fourth quarter 2007 and full year 2007 respectively due to fair value changes net of DAC amortization in the Equity Indexed Annuity and Variable Annuity product lines.

Total annuity sales for the full year were a record $1.7 billion compared to $1.2 billion in the prior year. In fourth quarter of 2007 sales were $411.5 million compared to $401.1 million in the prior year’s quarter. Fixed annuity sales were $288.5 million in the fourth quarter of 2007 compared to $309.6 million in the prior year’s quarter. Variable annuity sales were $123.0 million in the fourth quarter of 2007, up 34.3% compared to $91.5 million in the fourth quarter of 2006. For 2007 variable annuity sales were $472.5 million compared to $322.8 million in 2006. Year end annuity account balances were $7.6 billion, an increase of 16.2% over the prior year.

STABLE VALUE PRODUCTS:  Pretax operating income in the Stable Value Products segment was $50.2 million for 2007 compared to $47.1 million in 2006.  For the quarter, pretax operating income was $12.6 million compared to $12.5 million in the fourth quarter of 2006. Spreads in the fourth quarter of 2007 were 102 basis points as compared to 93 basis points in the fourth quarter of 2006. For the full year, spreads were 101 basis points compared to 84 basis points in 2006. The increase in spreads for the quarter is primarily attributable to higher yields. Account balances ended the year at $5.0 billion.

ASSET PROTECTION:  The Asset Protection segment had record pretax operating income of $41.6 million for 2007 compared to $9.8 million in 2006.  For the current quarter, pretax operating income was $10.0 million compared to $6.6 million for the fourth quarter of 2006. The increase for the year is primarily attributable to strong performance in the service contract lines, which were up by 25.5%.  2006 included a reserve charge of $27.1 million related to the discontinued Lender’s Indemnity product line.

CORPORATE & OTHER: This segment consists primarily of net investment income on unallocated capital, interest expense on all debt, various other items not associated with the other segments and ancillary run-off lines of business. The segment reported a pretax operating loss of $6.2 million in the fourth quarter of 2007 compared to a pretax operating loss of $2.8 million in the fourth quarter of 2006. The decrease is primarily attributable to a loss of $8.5 million related to the mark-to-market on a $422 million portfolio of securities designated for trading. This trading portfolio negatively impacted full year 2007 by $10.2 million. Participating mortgage income in the current quarter was $7.2 million and $31.0 million for the full year 2007.  The participating mortgage income amounts exclude $2 million that was allocated to the other business segments in 4Q07 and $8.0 million allocated to the other business segments for the full year 2007. The 2007 Corporate & Other pretax operating loss was $3.4 million compared to a gain of $11.8 million in 2006.

CONFERENCE CALL

There will be a conference call for management to discuss the quarterly results with analysts and professional investors on February 8, 2008 at 9:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-862-9098 (international callers 1-785-424-1051) and giving the conference ID: Protective. A recording of the call will be available from 12:00 p.m. Eastern February 8, 2008 until midnight February 15, 2008. The recording may be accessed by calling 1-800-839-2485 (international callers 1-402-220-7222).

The public may listen to a simultaneous webcast of the call on the homepage of the Company's web site at www.protective.com. A recording of the webcast will also be available from 12:00 p.m. Eastern February 8, 2008 until midnight February 15, 2008.

Supplemental financial information is available on the Company’s web site at www.protective.com in the Analyst/Investor section under the financial report library titled Supplemental Financial Information.

INFORMATION RELATING TO NON-GAAP MEASURES

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income are defined as income before income tax excluding net realized investment gains (losses) net of the related amortization of deferred policy acquisition costs (“DAC”) and value of businesses acquired (“VOBA”) and participating income from real estate ventures. Periodic settlements of derivatives associated with corporate debt and certain investments and annuity products are included in realized gains (losses) but are considered part of consolidated and segment operating income because the derivatives are used to mitigate risk in items affecting consolidated and segment operating income. Management believes that consolidated and segment operating income provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates change. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

The 2008 earnings guidance presented in this release is based on the financial measure operating income per diluted share. Net income per diluted share is the most directly comparable GAAP measure. A quantitative reconciliation of Protective’s net income per diluted share to operating income per diluted share is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized investment gains and losses, which typically vary substantially from period to period.

RECONCILIATION OF SHARE-OWNERS’ EQUITY PER SHARE EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME PER SHARE

($ per common share outstanding as of December 31, 2007)

Total share-owners’ equity per share	$35.02
Less: Accumulated other comprehensive income (loss) per share	(1.15)
Total share-owners’ equity per share
excluding accumulated other comprehensive income(loss)	$36.17

Operating income return on average equity and net income return on average equity are measures used by management to evaluate the Company’s performance. Operating income return on average equity for the twelve months ended December 31, 2007 is calculated by dividing operating income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters. Net income return on average equity for the twelve months ended December 31, 2007, is calculated by dividing net income for this period by the average ending balance of share-owners’ equity (excluding accumulated other comprehensive income) for the five most recent quarters.

CALCULATION OF OPERATING INCOME RETURN ON AVERAGE EQUITY
TWELVE MONTHS ENDED DECEMBER 31, 2007

Numerator:
($ in thousands)	Three Months Ended
	March 31, 2007	June 30, 2007	Sept. 30, 2007	Dec. 31, 2007	Twelve Months Ended December 31, 2007

Net income	$90,583	$65,105	$72,992	$60,886	$289,566
Net of:
Realized investment gains
(losses), net of income tax
Investments	6,592	(45,705)	28,024	12,222	1,133
Derivatives	(1,654)	48,705	(24,479)	(17,022)	5,550
Related amortization of DAC,
net of income tax	(777)	(540)	(29)	(754)	(2,100)
Add back:
Derivative gains related
to Corp. debt and investments,
net of income tax	167	154	85	127	533
Operating Income	$86,589	$62,799	$69,561	$66,567	$285,516

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

December 31, 2006	$2,313,075	$12,431	$2,300,644
March 31, 2007	2,419,317	37,954	2,381,363
June 30, 2007	2,293,542	(139,132)	2,432,674
September 30, 2007	2,405,623	(85,711)	2,491,334
December 31, 2007	2,456,761	(80,529)	2,537,290
Total			$12,143,305
Average			$2,428,661
Operating Income Return on Average Equity			11.8%

CALCULATION OF NET INCOME RETURN ON AVERAGE EQUITY
TWELVE MONTHS ENDED DECEMBER 31, 2007

($ in thousands)

Numerator:

Net income – three months ended March 31, 2007	$90,583
Net income – three months ended June 30, 2007	65,105
Net income – three months ended September 30, 2007	72,992
Net income – three months ended December 31, 2007	60,886
Net income – rolling twelve months ended December 31, 2007	$289,566

Denominator:	Share-Owners’ Equity	Accumulated Other Comprehensive Income	Share-Owners’ Equity Excluding Accumulated Other Comprehensive Income

December 31, 2006	$2,313,075	$12,431	$2,300,644
March 31, 2007	2,419,317	37,954	2,381,363
June 30, 2007	2,293,542	(139,132)	2,432,674
September 30, 2007	2,405,623	(85,711)	2,491,334
December 31, 2007	2,456,761	(80,529)	2,537,290
Total			$12,143,305
Average			$2,428,661
Net Income Return on Average Equity			11.9%

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known trends and uncertainties: the Company is exposed to the risks of natural disasters, pandemics, malicious and terrorist acts that could adversely affect the Company’s operations; the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry; a ratings downgrade could adversely affect the Company’s ability to compete; the Company’s policy claims fluctuate from period to period resulting in earnings volatility, and actual results could differ from its expectations, including, but not limited to, expectations of mortality, morbidity, casualty losses, persistency, lapses, customer mix and behavior and projected level of used vehicle values; the Company’s results may be negatively affected should actual experience differ from management’s assumptions and estimates which by their nature are imprecise and subject to changes and revision over time; the use of reinsurance, and any change in the magnitude of reinsurance, introduces variability in the Company’s statements of income; the Company could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect the Company’s spread income or otherwise impact its business, including, but not limited to, the volume of sales, the profitability of products, investment performance, and asset liability management; equity market volatility could negatively impact the Company’s business, particularly with respect to the Company’s variable products, including an increase in the rate of amortization of DAC and estimated cost of providing minimum death benefit guarantees relating to the variable products; insurance companies are highly regulated and subject to numerous legal restrictions and regulations, including, but not limited to, restrictions relating to premium rates, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, and capital adequacy, and the Company cannot predict whether or when regulatory actions may be taken that could adversely affect the Company or its operations; changes to tax law or interpretations of existing tax law could adversely affect the Company, including, but not limited to, the demand for and profitability of its insurance products and the Company’s ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including, but not limited to, class action litigation, which could result in substantial judgments, and the Company, like other financial services companies, in the ordinary course of business is involved in litigation and arbitration; publicly held companies in general and the financial services industry in particular are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny; the Company’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business, and a change in persistency may result in higher claims and/or higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs and lower reported earnings; the Company’s investments, including, but not limited to, the Company’s invested assets, derivative financial instruments and commercial mortgage loan portfolio, are subject to market and credit risks; the Company may not realize its anticipated financial results from its acquisitions strategy, which is dependent on factors such as the availability of suitable acquisitions, the availability of capital to fund acquisitions and the realization of assumptions relating to the acquisition; the Company may not be able to achieve the expected results from its recent acquisition; the Company is dependent on the performance of others, including, but not limited to, distributors, third-party administrators, fund managers, reinsurers and other service providers, and, as with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products; the Company’s reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could affect the Company, and the Company’s ability to compete is dependent on the availability of reinsurance, which has become more costly and less available in recent years, or other substitute capital market solutions; the success of the Company’s captive reinsurance program and related marketing efforts is dependent on a number of factors outside the control of the Company, including, but not limited to, continued access to capital markets and the overall tax position of the Company; computer viruses or network security breaches could affect the data processing systems of the Company or its business partners, destroying valuable data or making it difficult to conduct business; the Company’s ability to grow depends in large part upon the continued availability of capital, which has been negatively impacted by recent regulatory action and reserve increase related to certain discontinued lines of business and may be negatively impacted in the future by an increase in guaranteed minimum death benefit related policy liabilities resulting from negative performance in the equity markets, and future marketing plans are dependent on access to the capital markets through securitization; and new accounting or statutory rules or changes to existing accounting or statutory rules could negatively impact the Company; the Company’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risk, which could negatively affect our business or result in losses; credit market volatility could cause market price and cash flow variability in the Company’s fixed income portfolio, resulting in defaults on principal or interest payments on those securities or adversely impact the Company’s ability to efficiently access the capital markets to issue long term debt or fund excess statutory reserves. Please refer to Exhibit 99 of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:
Rich Bielen Vice Chairman and Chief Financial Officer (205) 268-3617	Eva Robertson Vice President, Investor Relations (205) 268-3912